Exhibit (10.1)

KEY EXECUTIVE SHORT-TERM INCENTIVE COMPENSATION PLAN
(Amended and restated effective as of January 1, 2017)

S&P Global Inc.
KEY EXECUTIVE SHORT-TERM INCENTIVE COMPENSATION PLAN

S&P Global Inc. (“SPGI”), a corporation existing under the laws of the State of New York, has established and adopted the Key Executive Short-Term Incentive Compensation Plan (the “Plan”) to provide annual incentive awards to key employees of the Company, including, in the case of executive officers and certain other key executives of the Company, awards which are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Plan is amended and restated effective as of January 1, 2017.
1.    PURPOSES OF THE PLAN
The purposes of the Plan are to provide the opportunity for incentives and financial rewards to key employees of the Company designated by the Committee, who, because of the extent of their responsibilities, can make significant contributions to the Company’s performance by their ability, industry, loyalty, leadership and individual achievement. Providing recognition and financial rewards to such individuals based on the performance of the Company and their contributions will advance the interests of SPGI and its shareholders and will assist the Company in attracting and retaining management of the highest caliber and ability.
2.    DEFINITIONS
2.1“Award” means, subject to Section 5, the right granted to a Participant for a Year to be eligible to receive an Award Payment from the Pool in which the Participant is participating for such Year based on the attainment of the Performance Objectives for the Pool, the attainment of the Participant’s Individual Performance Criteria and such other subjective or objective factors as the Committee may determine.
2.2    “Award Payment” means the amount paid to a Participant for a given year in respect of an Award. A Participant’s Award Payment shall equal the sum of the Participant’s Individual Achievement Amount and Individual Performance Amount.
2.3    “Beneficiary” shall mean a Participant’s beneficiary designated on a beneficiary designation form approved by and provided to the Company or, if no such designation is made, the Participant’s estate.
2.4    “Board” means the Board of Directors of SPGI.
2.5    “Cause” means the Participant’s misconduct in respect of his or her obligations to the Company or other acts of misconduct by the Participant occurring during the course of his or her employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company; provided that in no event shall unsatisfactory job performance alone be deemed to be Cause; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for Cause.
2.6    “Change in Control” has the meaning set forth in Section 4.7(c) below.
2.7    “Change-in-Control Award Payment” means the pro rata portion, based on the portion of the Year elapsed at the Change-in-Control Effective Date, of the average of, for each of the preceding three Years, the Participant’s Award Payment or, for any such Year in which the Participant did not participate in the Plan, the actual amount paid to the Participant under any other short-term incentive plan of the Company. For purposes of determining a Participant’s Change-in-Control Award Payment, if the Participant did not participate in a short-term incentive plan of the Company during one or more of the preceding three Years, such average shall be deemed to be equal to the Participant’s Award Payment (or other short-term incentive award payment) or the average of the Participant’s Award Payments (or other payments), as applicable, for such Year or Years in which the Participant participated in the Plan (or other short-term incentive award plan). If any such Award Payment (or other short-term incentive award payment) was reduced because the Participant commenced employment with the Company after the start of the applicable Year, then the amount of such Award Payment (or other payment) shall be annualized for purposes of determining such average. If the Participant did not participate in a short-term incentive plan of the Company during the preceding three Years, then the Participant’s Change-in-Control Award Payment shall be equal to (x) the Participant’s annual base salary, multiplied by (y) the average of the Change-in-Control Award Payments to be paid to the other Participants at the same grade level and in a similar business unit as the Participant (or, in the case of a Covered Participant, the other Covered Participants) as a result of the Change in Control, divided by (z) the average of such other Participants’ (or Covered Participants’) annual base salaries.
2.8    “Change-in-Control Effective Date” has the meaning set forth in Section 4.7(a) below.
2.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and the applicable rules and regulations thereunder.
2.10    “Covered Award” means an Award to a Covered Participant which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.
2.11    “Covered Participant” has the meaning set forth in Section 5.1 below.
2.12    “Committee” means the Compensation and Leadership Development Committee of the Board. If at any time no Committee shall be in office, then, subject to satisfying the requirements of Section 162(m)(4)(C) of the Code and the listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members. As used in the Plan, where applicable, the term “Committee” also shall mean one or more officers or employees, or committees thereof, to which the Committee has delegated the authority to take actions on its behalf pursuant to Section 3.2(c) below.
2.13    “Company” means SPGI and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests of such entities are owned directly or indirectly by SPGI.
2.14    “Corporate Transaction” has the meaning set forth in Section 4.7(c)(iii) below.
2.15    “Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan in effect for the Participant at the time the Participant becomes disabled.
2.16    “Early Retirement” means, with the approval of the Committee, termination of a Participant’s employment with the Company on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company determined using principles applied by the Company on a consistent basis.
2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto, and the applicable rules and regulations thereunder.
2.18    “Individual Achievement Amount” means the portion of a Participant’s Award Payment for a Year that is determined in accordance with Section 4.3 based on the attainment of the Performance Objectives for the Pool applicable to the Participant’s Award.
2.19    “Individual Bonus Target” means the target bonus established for each Participant at or near the start of the applicable Year.
2.20     “Individual Performance Amount” means the portion, if any, of a Participant’s Award Payment for a Year that is determined in accordance with Section 4.3 based on the attainment of the applicable Individual Performance Criteria.
2.21     “Individual Performance Criteria” means financial or non-financial performance criteria (which may include the Performance Objectives for the Pool applicable to the Participant’s Award) to be achieved during a Year and upon which the amount of the Participant’s Individual Performance Amount shall be based. Individual Performance Criteria may include objective and subjective determinations of individual performance for a Year (which may include the results of a Participant’s individual performance evaluation by the Company for the Year).
2.22    “Net Income” means the Company’s after-tax income as reported on a consolidated basis in the Company’s audited financial statements for the applicable Year. Net Income shall be adjusted to eliminate the effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, the unbudgeted current Year impact and cumulative effect of accounting changes, the unbudgeted loss or expense impact of any acquisition or divestiture made during the Year, and any direct or indirect change in the Federal corporate tax law or rate affecting the Year, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission.
2.23    “Normal Retirement” means termination of a Participant’s employment with the Company on or after age 65.
2.24    “Outstanding Common Stock” has the meaning set forth in Section 4.7(c)(i) below.
2.25    “Outstanding Voting Securities” has the meaning set forth in Section 4.7(c)(i) below.
2.26    “Participant” has the meaning set forth in Section 3.1 below.
2.27    “Performance Objectives” means financial or non-financial performance objectives to be achieved during a Year and which are used to determine the funding level for a Pool.
2.28    “Person” has the meaning set forth in Section 4.7(c)(i) below.
2.29    “Pool” means the amount allocated for payment of Awards in any Year, based on achievement of the applicable Performance Objectives during such Year. The Committee may establish, for any year: (i) one Pool for the Company; (ii) separate Pools for each segment or for some or all of the business units within a segment of the Company; or (iii) one or more Pools based on such organizational and other factors as the Committee shall deem relevant.
2.30    “Recovery Policy” means the Senior Executive Pay Recovery Policy of S&P Global Inc. (and any successor policy), as amended from time to time.
2.31    “Retirement” means Early Retirement or Normal Retirement.
2.32    “Termination Award Payment” means a pro rata Award Payment for the portion of the Year during which the Participant was actively employed by the Company and participating in the Plan, of which (i) the Individual Achievement Amount will be based on actual achievement for the Year of the Performance Objectives for the Pool applicable to the Participant’s Award and (ii) the Individual Performance Amount will be based on assumed target performance under the Individual Performance Criteria applicable to the Award.
The foregoing notwithstanding, in the event the achievement for the Year of the Performance Objectives for the Pool applicable to the Participant’s Award exceeds 100%, such achievement shall for purposes of said payment to such Participant be deemed to be 100%.

Furthermore, the foregoing notwithstanding in the case of any Covered Award, the pro rata Award Payment described above shall not exceed the percentage of Net Income set forth in Section 5.2 for the Covered Award.

2.33    “Year” means the calendar year, or the fiscal year of SPGI, if other than a calendar year.

3.	ELIGIBILITY AND ADMINISTRATION
13.Eligibility. The individuals entitled to participate in the Plan shall be those key employees of the Company (excluding employees participating for the Year in any other short-term incentive plan of the Company) who are selected by the Committee to receive an Award for the Year (each, a “Participant”).
23.Administration. (a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board: (i) the Committee may from time to time establish rules for the administration of the Plan; (ii) the Committee shall have discretionary authority to determine the degree of attainment of Performance Objectives and satisfaction of Individual Performance Criteria, the actual amount of each Pool and the amount of the Award Payment for each Participant in respect of a Year, including, without limitation, the authority to make factual determinations, to construe and interpret the Plan and any instrument or agreement entered into in connection with the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect, and to decide all matters arising thereunder or in connection with the administration of the Plan; and (iii) the decisions of the Committee, to the extent permitted by law, shall be final, conclusive and binding on all persons, including the Company and any Participant, having or claiming to have any right or interest in or under the Plan or any Award.
(b)    In addition, subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, the Committee shall have full power and authority to do the following: (i) select the Participants for each Year; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be made; (iv) determine the Individual Bonus Targets to be granted to Participants in respect of a Year; (v) establish and determine the target amount of each Pool and the applicable Performance Objectives for such Pool; (vi) establish Individual Performance Criteria, as applicable, for each Award; (vii) certify the Award Payment in respect of Covered Awards; (viii) determine the form of Award Payments and whether any portion of an Award Payment shall be mandatorily or may be voluntarily deferred by Participants; (ix) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee in its sole discretion has the authority to effect adjustments from time to time in connection with determining the degree of achievement of financial objectives (except in the case of the determination of Net Income under Covered Awards), and to make any other determinations, as it deems equitable, fair or advisable for the purpose of ascertaining the amount of Award Payments.
(c)    To the extent not inconsistent with applicable law, Section 162(m)(4)(c) of the Code and the listing requirements of the New York Stock Exchange, the Committee may delegate to one or more officers or employees of the Company, or one or more committees thereof, the authority to take actions on its behalf pursuant to the Plan; provided, however, that the Committee may not delegate its authority with respect to Section 4.7, Section 5, Section 6.1 or Section 6.2 below, or in respect of a Covered Award, and that a person to whom such authority is delegated may not further delegate such authority unless specifically authorized by the Committee.
(d)    To the extent permitted by law, the Committee and each member of the Committee and any officer or employee or committee thereof to whom responsibilities have been delegated under the Plan shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
4.    AWARDS
14.Pool. At or near the start of the applicable Year, the Committee shall: (i) determine the number of Pools for the Year; (ii) specify the relevant Performance Objectives for each Pool; (iii) identify the Participants eligible to receive a share of each Pool, the Individual Bonus Target for each such Participant and specify the Individual Performance Criteria under their Awards; and (iv) determine the target amount of each Pool. During the applicable Year, the Committee shall have discretion to adjust the target or actual amount of each Pool to reflect changes in the employment status of Participants during the Year and to adjust the actual amount of one or more Pools to take account of Award Payments in respect of Covered Awards allocated to such Pool.
24.Notice. Each Participant shall be notified at or near the beginning of the applicable Year of the amount of his or her Individual Bonus Target. The Committee shall determine for each Year the time and manner of notice to Participants of Awards.
34.Determination of Pools and Payment. As soon as reasonably practicable following the conclusion of each Year, the Committee shall determine the actual amount of each Pool, based on the attainment of the applicable Performance Objectives for such Pool for such Year. Seventy percent of each Pool, in the case of Participants with a grade level of 20 or above, or a percentage of each Pool as determined by management from time to time with the approval of the Committee, in the case of Participants with a grade level of less than 20, shall be allocated to the Participants therein in proportion to each Participant’s Individual Bonus Target, and the amount so allocated to a Participant shall constitute the Participant’s Individual Achievement Amount for the Year; provided, however, that the Committee (or management with the approval of the Committee) may exercise the discretion to provide that either no such portion or a certain fraction of such portion of the Pool shall be allocated to any Participant whose performance rating for the year is “Underperforming, requires improvement” (or equivalent designation), with the result that a Participant’s Individual Achievement Amount may be zero. The remaining 30%, in the case of Participants with a grade level of 20 or above, or the percentage determined by management from time to time with the approval of the Committee, in the case of Participants with a grade level of less than 20, of each Pool shall be allocated to Participants therein based on the their attainment of the applicable Individual Performance Criteria for the Year; provided, however, that the Committee (or management with the approval of the Committee) may exercise the discretion to provide that either no such portion or a certain fraction of such portion of the Pool shall be allocated to any Participant whose performance rating for the year is “Underperforming, requires improvement” (or equivalent designation), with the result that a Participant’s Individual Performance Amount may be zero. Each Award Payment shall, subject to any deferral required or permitted by the Committee, be paid to the Participant in cash, stock awards under a shareholder-approved stock plan of the Company, or any combination thereof at such time as is determined by the Committee in its sole discretion following the end of the applicable Year, but no more than 90 days following the date of the report of SPGI’s independent auditors certifying SPGI’s financial statements for the Year.
44.Performance Measures. Performance Objectives may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives. If more than one Pool is established for a Year, such Pools may have the same or different Performance Objectives. Individual Performance Criteria may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives and may include objective and subjective measures of individual performance, including the results of a Participant’s individual performance evaluation by the Company. Except in the case of the determination of Net Income under Covered Awards, the Committee in its sole discretion shall have the authority to alter or adjust financial objectives during the course of any Year, or to alter or adjust the financial results otherwise reported or achieved by SPGI during such Year, if it is deemed appropriate to do so.
54.Termination of Employment.
(a)     If a Participant’s employment with the Company terminates during any Year because of a termination by the Company other than for Cause and the Participant is not Retirement Eligible (as defined in Section 4.5(b) below) on the effective date of the termination of employment, then the Participant, subject to the Participant executing a general release of claims against the Company in a form reasonably satisfactory to the Company, shall receive a Termination Award Payment for the portion of the Year during which the Participant was actively employed by the Company and participating in the Plan. Unless the Committee specifies an earlier payment date, such Termination Award Payment shall be made at the time that Award Payments for the applicable Year are made to other Participants.
(b)    If a Participant’s employment with the Company terminates during any Year because of (i) death, Disability or Retirement or (ii) a termination by the Company other than for Cause and the Participant is Retirement Eligible on the date of the termination of employment, then the Participant (or in the event of death, the Participant’s Beneficiary), subject to the Participant executing (or in the event of death, the Participant’s Beneficiary) a general release of claims against the Company in a form reasonably satisfactory to the Company, shall be eligible to receive a Pro Rata Actual Award Payment (as defined below) for the portion of the Year during which the Participant was actively employed by the Company and participating in the Plan. Unless the Committee specifies an earlier payment date, such Pro Rata Actual Award Payment shall be made at the time that Award Payments for the applicable Year are made to other Participants. For purposes of this Section 4.5(b), “Retirement Eligible” means eligible as of the date of the Participant’s termination of employment (as shown on the books and records of the Company) for Normal Retirement or, with the approval of the Committee, Early Retirement. Solely for purposes of this Section 4.5(b), “Pro Rata Actual Award Payment” means an amount determined by multiplying X by Y: where “X” equals the actual Award Payment for an Award that a Participant would have received if the Participant had remained continuously employed by the Company through the Award payment date, determined on the basis of the achievement of performance measures for the Year and as adjusted in the Committee’s discretion for any applicable subjective or objective performance measures applicable to the Award or the Participant; and “Y” equals a fraction, the numerator is the number of whole calendar days in the portion of the Year during which the Participant was actively employed by the Company and participating in the Plan and the denominator is 365. Notwithstanding the above, if the Award is a Covered Award, in no event shall the amount of the Award Payment payable under this Section 4.5(b) exceed the percentage of Net Income set forth in Section 5.2 for the Covered Award.
    (c)    A Participant whose employment with the Company terminates during a Year or prior to the payment date for Cause, or who voluntarily resigns during a Year or prior to the payment date, shall not be eligible for any payment under the Plan for such Year. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company. A leave of absence, approved by the Committee, shall not be deemed to be a termination of employment for purposes of the Plan, and may warrant a full Award Payment or Termination Award Payment as determined by the Committee.
64.Transfer. If a Participant is transferred within the Company during any Year to a position that is not considered as eligible for participation in the Plan, the Committee may, in its sole and absolute discretion, authorize a Termination Award Payment to the Participant, based on the portion of the Year during which the Participant was participating in the Plan, and the degree to which during the Year the applicable Performance Objectives and Individual Performance Criteria were achieved during the Year.
74.Change in Control. In the event of a Change in Control, then:
(a)    Immediately after such event becomes effective (the “Change-in-Control Effective Date”), the Company shall pay to each Participant for the Year in which the Change in Control occurs a Change-in-Control Award Payment for the portion of the Year elapsed to the Change-in-Control Effective Date, and shall have no further obligation under the Participant’s Award with respect to the Year. If the Committee so determines, the Company may also pay to each Participant an additional amount, if any, to reflect the achievement during the portion of the Year elapsed to the Change-in-Control Effective Date of the Performance Objectives for the Pool applicable to the Participant’s Award and of the Individual Performance Criteria under the Award.
(b)    The reasonable legal fees incurred by any Participant to enforce his/her valid rights under this Section 4.7 shall be reimbursed by SPGI, in addition to sums otherwise due under the Plan, whether or not the Participant is successful in enforcing his/her rights or whether or not the matter is settled. Such reimbursement shall be made on a “pay-as-you-go” basis, as soon as practicable after presentation to SPGI of any periodic statements for such fees.
(c)    “Change in Control” means any of the following events:
(i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of SPGI (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of SPGI entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from SPGI, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from SPGI; (B) any acquisition by SPGI; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SPGI or any entity controlled by SPGI; or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or
(ii)    A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by SPGI’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of SPGI(a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns SPGI or all or substantially all of SPGI’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (2) no Person (other than the SPGI, any employee benefit plan (or related trust) of SPGI or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv)    The approval by the shareholders of SPGI of a complete liquidation or dissolution of SPGI.
5.    COVERED AWARDS
15.Covered Participants. No later than 90 days after the commencement of each Year, the Committee shall, in writing: (i) designate the Participants to receive a Covered Award for the Year (“Covered Participants”); and (ii) notify each Covered Participant of his or her Covered Award for the Year. The Committee shall designate as Covered Participants the Participants who are executive officers of the Company and the other Participants who are expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the Year in which SPGI would become entitled to take a compensation deduction as a result of the Award Payment (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code).
25.Covered Award. For each Year, a Covered Award shall consist of 0.7% of Net Income for the Year in the case of the Chief Executive Officer of SPGI and 0.5% of Net Income for the Year in the case of each other Covered Participant.
35.Award Payment. The Award Payment in respect of each Covered Award shall be an amount equal to or less than such percentage of Net Income, as determined by the Committee in its sole discretion. In the exercise of such discretion, the Committee may take into account the Award Payment that the Covered Participant would have received had the Covered Participant participated in a specified Pool for the Year, and may reduce the actual amount of such Pool by reference to the Award Payment made to the Covered Participant for the Year. Notwithstanding anything to the contrary in the Plan, however, the Committee shall not have any discretion or authority to increase the Award Payment payable under a Covered Award.
45.Certification. As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, the achievement of Net Income and the amount of the Award Payment in respect of each Covered Award for the Year.
6.    MISCELLANEOUS
6.1    Amendment and Termination of the Plan. The Committee or the Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, and to the listing requirements of the New York Stock Exchange; provided, however, that Section 4.7 above, as it applies to any Change in Control, may not be amended following that Change in Control, nor may it be amended in anticipation of a Change in Control, in either case, in a manner adverse to any Participant without the Participant’s express written consent.
6.2    Section 162(m) of the Code. Unless otherwise determined by the Committee, or expressly provided herein, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum deductibility by the Company of the payment of Covered Awards.
6.3    Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award Payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required or to satisfy any other payment obligation to the Company, the Company shall, to the extent permitted by law, have the right to deduct any such amounts from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding or other obligations.
6.4    Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.
6.5    Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as specifically provided under the applicable plan or as may otherwise be determined by the Committee or by the Board.
6.6    Recovery Policy. Awards under the Plan shall be subject to the requirements of the Recovery Policy, and all amounts paid or payable to a Participant under or in respect of the Plan shall be subject to recovery or other action pursuant to the Recovery Policy, as and to the extent provided thereby.
6.7    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
6.8    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
6.9    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York.
6.10    Effective Date of Plan. The Plan was originally effective as of January 1, 2005 subject to the approval of the Plan by SPGI’s shareholders at the 2005 annual meeting, which approval was obtained. The amendments to the Plan incorporated in the restated Plan document set forth above are effective as of January 1, 2017.